UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2006, Smithfield Foods, Inc. (the “Company”) entered into an amendment (the “Amendment”) with ConAgra Foods Packaged Foods Company, Inc. (“ConAgra”) to that certain asset purchase agreement (the “Asset Purchase Agreement”) dated July 31, 2006, between the Company and ConAgra providing for the Company’s purchase of the assets of the branded meats business of ConAgra Foods, Inc. (the “Branded Meats Business”). The Amendment, among other things, reduced the purchase price under the Asset Purchase Agreement by $4 million by substituting an all cash payment of $571 million in place of the original terms calling for a cash payment of $475 million and the issuance to ConAgra of $100 million in Company common stock. The purchase price remains subject to certain post-closing adjustments.

The acquisition of the Branded Meats Business from ConAgra closed on October 2, 2006. As part of this asset acquisition, on October 2, 2006, the Company also entered into a partial assignment and assumption agreement (the “Partial Assignment Agreement”) with Butterball, LLC (formerly known as Carolina Turkeys), a joint venture between the Company and Maxwell Farms, Inc. The Company owns 49% of Butterball, LLC. Under the Partial Assignment Agreement, among other things, Butterball, LLC purchased the Butterball and Longmont turkey business portion of the Branded Meats Business for $325 million, subject to certain post-closing adjustments. The Company purchased the remaining portions of the Branded Meats Business for $246 million, subject to certain post-closing adjustments.

The Amendment and the Partial Assignment Agreement are filed as Exhibits 2.1 and 2.2, respectively, to this report and the foregoing summary descriptions of such agreements are qualified in their entirety by reference to the complete text of such agreements.

Item 8.01 Other Events.

As previously disclosed, the Company and Tarvalón, S.L. entered into an Interim Facility Letter dated August 4, 2006 with Citigroup Global Markets Limited and The Royal Bank of Scotland plc (as Arrangers) and Citibank International Plc and The Royal Bank of Scotland plc (as Underwriters), pursuant to which the Company guaranteed an up to 90-day unsecured loan facility of EUR 328,977,325 (approximately $421,000,000) for Tarvalón. Borrowings under the loan facility were used in part by Tarvalón to acquire the European meats business of Sara Lee Corporation on August 7, 2006. Also on August 7, 2006, the Company contributed all the shares of Tarvalón and of its French operations, Jean Caby, as well as certain other assets to Bacarreto, S.L., a 50/50 joint venture between the Company and affiliates of Oaktree Capital Management, LLC.

On September 29, 2006, Tarvalón obtained long-term financing that was used to repay all of the obligations under the Interim Facility Letter. In connection with that refinancing and pursuant to the terms of the Interim Facility Letter, the Company was released from all present and future obligations under the Interim Facility Letter, including its guarantee obligations. The Company is not a guarantor with respect to Tarvalón’s long-term financing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit 2.1	Amendment, dated October 2, 2006, to Asset Purchase Agreement between the Company and ConAgra Foods Packaged Foods Company, Inc. *

	Exhibit 2.2	Partial Assignment and Assumption Agreement, dated October 2, 2006, between the Company and Butterball, LLC. *

*	Pursuant to Rule 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibits 2.1 and 2.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: October 5, 2006	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 2.1	Amendment, dated October 2, 2006, to Asset Purchase Agreement between the Company and ConAgra Foods Packaged Foods Company, Inc.

Exhibit 2.2	Partial Assignment and Assumption Agreement, dated October 2, 2006, between the Company and Butterball, LLC.